       As filed with the Securities and Exchange Commission on December 30, 1998
                                                 Registration No. 333-__________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                           COHESION TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                                     94-3274368
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
 Incorporation or Organization)

                                2500 FABER PLACE
                           PALO ALTO, CALIFORNIA 94303
                    (Address of Principal Executive Offices)

                             -----------------------

                        1998 EMPLOYEE STOCK PURCHASE PLAN
                             1998 STOCK OPTION PLAN
                        1998 DIRECTORS' STOCK OPTION PLAN
                            (Full Title of the Plans)

                             -----------------------

                                 DAVID J. FOSTER
                             CHIEF EXECUTIVE OFFICER
                           COHESION TECHNOLOGIES, INC.
                                2500 FABER PLACE
                           PALO ALTO, CALIFORNIA 94303
                                 (650) 354-4300
 (Name, Address and Telephone Number, Including Area Code, of Agent for Service)

                             -----------------------
                                    Copy to:

                                 Michael W. Hall
                                Venture Law Group
                           A Professional Corporation
                               2800 Sand Hill Road
                          Menlo Park, California 94025
                                 (650) 854-4488

                                Page 1 of 9 Pages
                             Exhibit Index on Page 7
               (Calculation of Registration Fee on following page)

--------------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE

                                                                     Proposed      Proposed Maximum
                                                Maximum Amount        Maximum          Aggregate        Amount of
                                                     to be        Offering Price    Offering Price    Registration
    Title of Securities to be Registered         Registered(1)       Per Share                             Fee
---------------------------------------------- ------------------ ---------------- ------------------ --------------
1998 EMPLOYEE STOCK PURCHASE PLAN
Common Stock,
$0.001 par value............................       250,000 Shares    $2.6297(2)          $657,425           $183

1998 STOCK OPTION PLAN
Common Stock Issuable upon Exercise of
Outstanding Options, $0.001 par value.......     2,045,660 Shares    $4.8267(3)        $9,873,787         $2,745

Common Stock Reserved for Grant of
Additional Options, $0.001 par value........       561,340 Shares    $3.09375(4)       $1,736,646           $483

1998 DIRECTORS' STOCK OPTION PLAN
Common Stock Issuable upon Exercise of
Outstanding Options, $0.001 par value.......       173,000 Shares    $5.7632(3)          $997,034           $277

Common Stock Reserved for Grant of
Additional Options, $0.001 par value........        95,000 Shares    $3.09375(4)         $293,906            $82


                  TOTAL                          3,125,000 Shares                     $13,558,798         $3,770
                  -----

-----------------------

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under any of the Plans being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2) Estimated in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low sale prices of the Common Stock as reported on the NASDAQ National Market on December 23, 1998, multiplied by 85%, which is the percentage of the trading purchase price applicable to purchases under the 1998 Employee Stock Purchase Plan.

(3) Computed in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. Computation based on the weighted average per share exercise price of outstanding options under the referenced Plan as of December 23, 1998, the shares issuable under which are registered hereby.

(4) Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee. The computation with respect to unissued options is based upon the average of the high and low sale prices of the Common Stock as reported on the NASDAQ National Market on December 23, 1998.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference:

     (a) The Registrant's annual report on Form 10-K filed with the Commission under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on September 28, 1998, including all amendments thereto that have been or may be filed for the purpose of updating such report.

     (b) The Registrant's quarterly report on Form 10-Q filed with the Commission under Section 13(a) of the Exchange Act on November 16, 1998, including all amendments thereto that have been or may be filed for the purpose of updating such report.

     (c) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 10 filed with the Commission under
Section 12 of the Exchange Act on April 27, 1998, including all amendments thereto that have been or may be filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4. DESCRIPTION OF SECURITIES. Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Craig W. Johnson has been a director of Cohesion Technologies, Inc. (the "Company") since January 1998. Mr. Johnson has also been the Chairman and a director of Venture Law Group, A Professional Corporation, principal outside counsel to the Company, and a partner of its predecessor partnership, since February 1993. As of the date of this filing, Mr. Johnson beneficially owned 86,000 shares of the Company's Common Stock (including options to purchase 36,000 shares of Common Stock which are currently exercisable), which number represents less than one percent of the outstanding shares of the Company's Common Stock. In addition, Mr. Johnson was a director of Collagen Corporation, the Company's predecessor corporation, from 1991 to August 12, 1998.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

     The Company's Amended and Restated Certificate of Incorporation limits the liability of directors to the full extent permitted by Delaware law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Bylaws provide that the Company shall indemnify its directors and officers and may indemnify its employees and agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties.

     The Company intends to enter into agreements which indemnify its directors and executive officers. These agreements indemnify, among other things, the Company's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such persons in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and officers.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED. Not applicable.

Item 8. EXHIBITS.

           Exhibit
            Number
           -------
              5.1          Opinion of Venture Law Group, A Professional Corporation.
             23.1          Consent of Venture Law Group, A Professional Corporation (included in Exhibit 5.1).
             23.2          Consent of Ernst & Young LLP, Independent Auditors.
             24.1          Powers of Attorney (see p. 6).

Item 9. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.






                            [SIGNATURE PAGES FOLLOW]

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Cohesion Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on December 30, 1998.

                                       Cohesion Technologies, Inc.


                                       By: /s/  David J. Foster
                                           ---------------------------
                                           David J. Foster
                                           Chief Executive Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David J. Foster and Frank A. DeLustro, Ph.D., jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature                                    Title                               Date
               ---------                                    -----                               ----
/s/  David J. Foster                     Chief Executive Officer and Director             December 30, 1998
------------------------------------     (Principal Executive Officer)
David J. Foster

/s/  Frank A. DeLustro                   President, Chief Operating Officer and           December 30, 1998
------------------------------------     Director
Frank A. DeLustro, Ph.D.

/s/  Sharon S. Kokubun                   Vice President, Financial Operations             December 30, 1998
------------------------------------     (Principal Accounting Officer)
Sharon S. Kokubun

/s/  John R. Daniels                     Director                                         December 30, 1998
------------------------------------
John R. Daniels, M.D.

/s/  Reid W. Dennis                      Director                                         December 30, 1998
------------------------------------
Reid W. Dennis

/s/  Craig W. Johnson                    Secretary and Director                           December 30, 1998
------------------------------------
Craig W. Johnson

/s/  Craig T. Davenport                  Director                                         December 30, 1998
------------------------------------
Craig T. Davenport

/s/  Mark A. Philip                      Director                                         December 30, 1998
------------------------------------
Mark A. Philip, Ph.D.

                                INDEX TO EXHIBITS

  Exhibit                                                                         Page
   Number                                                                          No.
  -------                                                                         ----
     5.1      Opinion of Venture Law Group, A Professional Corporation

    23.1      Consent of Venture Law Group, A Professional Corporation
              (included in Exhibit 5.1)

    23.2      Consent of Ernst & Young LLP, Independent Auditors

    24.1      Powers of Attorney (see p. 6)